Exhibit 10.9(b)

SEVERANCE COMPENSATION AGREEMENT

This agreement (the “Agreement”) is entered into this 1st day of January 2015 (“Effective Date”), by and between Citizens Business Bank (the “Bank”), and David Brager, Executive Vice President of the Bank (the “Executive”).

Whereas, the Bank’s Board of Directors has determined that it is appropriate to reinforce and encourage the continued attention and dedication of members of the Bank’s senior management, including the Executive, to their assigned duties without distraction in potentially disturbing circumstances arising from the possibility of a Change in Control (as defined herein) of CVB Financial Corp. (the “Company”) or the Bank, a wholly owned subsidiary of the Company; and

Whereas, this Agreement sets forth the compensation which the Bank agrees it will pay to the Executive upon a Change in Control and subsequent termination of the Executive’s employment or resignation for good reason by the Executive.

Now, therefore, in consideration of these promises and the mutual covenants and agreements contained herein and to induce the Executive to remain employed by the Bank and to continue to exert Executive’s best efforts on behalf of the Bank, the parties agree as follows:

1.	Compensation Upon a Change in Control.

A. In the event that a Change in Control occurs during the Bank’s employment of the Executive and

(i) the Executive’s employment is terminated by the Company or the Bank or any successor to the Company or the Bank other than for Cause (as defined below), within one hundred and twenty (120) days prior to the completion of such Change of Control or within one (1) year after the completion of such Change in Control; or

(ii) the Executive resigns his or her employment for Good Reason (as defined below) within one (1) year after the completion of such Change in Control;

the Executive shall receive the following: (i) an amount equal to two (2) times the Executive’s annual base compensation for the last calendar year ended immediately preceding the Change in Control, plus (ii) an amount equal to two (2) times the average annual bonus received for the last two calendar years ended immediately preceding the Change in Control, plus (iii) all accrued obligations (such as earned but unused vacation pay) and vested benefits (including but not limited to any awards of stock options or restricted stock under any Bank or Company equity incentive plan) accrued prior to any such termination of or resignation by the

Executive. The Bank shall pay such amounts and/or provide such vested benefits, less applicable withholdings, employment and payroll taxes (which taxes shall be paid upon termination or resignation of Executive’s employment or at the time payments are made hereunder, as required by law), in 24 equal monthly installments (without interest or other adjustment) on the first day of each month commencing with the first such date that is at least six (6) months after the date of the Executive’s “separation from service” (as such term is defined for purposes of Section 409A of the Internal Revenue Code pursuant to Treasury Regulations and other guidance promulgated thereunder) and continuing for 23 successive months thereafter. This payment schedule is intended to comply with the requirements of Section 409A of the Internal Revenue Code and shall be interpreted consistently therewith.

B. The Executive may designate in writing (on a form provided by the Bank and delivered by the Executive to the Bank before Executive’s death, substantially in the form attached to this Agreement) primary and contingent beneficiaries to receive the balance of any payments or vested or accrued benefits under section 1.A that are not made prior to the Executive’s death and the proportions in which such beneficiaries are to receive such payment. The total amount of the balance of such payment or the sum of such benefits shall be paid or transferred to such beneficiaries in a single unreduced lump sum payment or transfer made within ninety (90) days following the Executive’s death. The Executive may change beneficiary designations from time to time by completing and delivering additional such forms to the Bank. The last written beneficiary designation on such form delivered by the Executive to the Bank prior to the Executive’s death will control. If the Executive fails to designate a beneficiary in such manner, or if no designated beneficiary survives the Executive, then Executive’s payment balance shall be paid to the Executive’s estate in an unreduced lump sum payment or vested benefit transfer within ninety (90) days following the Executive’s death.

2.	Definitions.

A. Change in Control. For purposes of this Agreement, a “Change in Control” shall deemed to have occurred if:

(i) any one person, or more than one person acting as a group, acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company or the Bank possessing more than 50% of the total voting power of the Company’s or the Bank’s stock; provided, however, it is expressly acknowledged by the Executive that this provision shall not be applicable to any person who is, as of the date of this Agreement, a Director of the Company or the Bank;

(ii) a majority of the members of the Company’s Board of Directors is replaced during any twelve (12) month period by directors whose appointment for election is not endorsed by a majority of the members of the Company’s board prior to the date of the appointment or election;

(iii) a merger or consolidation where the holders of the Bank’s or the Company’s voting stock immediately prior to the effective date of such merger or consolidation own less than 50% of the voting stock of the entity surviving such merger or consolidation;

(iv) any one person, or more than one person acting as a group, acquired (or has acquired during the twelve month period ending on the date of the most recent acquisition by such person or persons) assets from the Bank that have a total gross fair market value greater than 50% of the total gross fair market value of all of the Bank’s assets immediately before the acquisition or acquisitions; provided, however, transfer of assets which otherwise would satisfy the requirements of this subsection (iv) will not be treated as a Change in Control if the assets are transferred to:

(a) a shareholder of the Bank (immediately before the asset transfer) in exchange for or with respect to its stock;

(b) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company or the Bank;

(c) a person, or more than one person acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company or the Bank; or

(d) an entity, at least 50% of the total value or voting power is owned, directly or indirectly by a person, or more than one person acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Bank.

Each event comprising a Change in Control is intended to constitute a “change in ownership or effective control”, or a “change in the ownership of a substantial portion of the assets,” of the Company or the Bank as such terms are defined for purposes of Section 409A of the Internal Revenue Code and “Change in Control” as used herein shall be interpreted consistently therewith.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur as a result of any transaction which merely changes the jurisdiction of incorporation of the Company or the Bank.

B.	“Good Reason” shall mean, for purposes of this Agreement:

(i) Executive’s then current level of annual base salary is reduced without Executive’s written consent;

(ii) there is an (relative to Executive’s annual base salary) overall reduction in the employee benefits provided to Executive (including, without limitation, medical, dental, life and health insurance and incentive bonus opportunity) from the plans in effect immediately prior to the Change in Control;

(iii) Executive suffers a diminution in his or her title, authority, duties or responsibilities;

(iv) Any of Executive’s salary payments, bonus payments and/or stock option grants are not made or provided timely and in accordance either with this Agreement or applicable law;

(v) the relocation of the location to which Executive is required to report to a location more than fifty (50) miles from the Executive’s work location at the time of the Effective Date;

(vi) the Bank or any successor to the Bank either fails to assume or communicates that it intends to refuse to assume any part of this Agreement, including all of the Bank’s or its successor’s obligations as set forth herein, except as otherwise required by law or regulation; or

(vii) any material breach of this Agreement by the Bank or its successor.

C. Cause. For purposes of this Agreement, the Bank shall have “Cause” to terminate the Executive’s employment and shall not be obligated to make any payments hereunder or otherwise in the event the Executive has:

(i) committed a significant act of dishonesty, deceit or breach of fiduciary duty in the performance of Executive’s duties as an employee of the Bank;

(ii) grossly neglected or willfully failed in any way to perform substantially the duties of such employment; or

(iii) acted or failed to act in any other way that reflects materially and adversely on the Bank. In the event of a termination of Executive’s employment by the Bank for Cause, the Bank shall deliver to Executive at the time the Executive is notified of the termination of his employment a written statement setting forth in reasonable detail the facts and circumstances claimed by the Bank to provide a basis for the termination of the Executive’s employment for Cause.

3.	Term.

This agreement shall terminate, except to the extent that any obligation of the Bank hereunder remains unpaid as of such time, upon the earliest of the following (the “Term”):

(i) the termination or resignation of the Executive’s employment from the Bank for any reason (unless a Change in Control has occurred and the Executive either has been terminated or has resigned for Good Reason within one (1) year after such Change in Control);

(ii) three (3) years from the date hereof if a Change in Control has not occurred during such period;

(iii) the termination of Executives’ employment from the Bank for Cause within one (1) year after a Change in Control;

(iv) one (1) year after a Change in Control if Executive is still employed with the Bank or its successor; or

(v) after a Change in Control upon satisfaction of all of the Bank’s obligations hereunder.

4.	No Obligation to Mitigate Damages; No Effect on Other Contractual Rights.

A. The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer after the effective date of termination or resignation, or otherwise, by his or her engagement as a consultant or his conduct of any other business activities.

B. The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Executive’s existing rights, or rights which would accrue solely as a result of the passage of time, under any employment agreement or other plan, arrangement or deferred compensation agreement, except as set forth in section 12 below or as otherwise agreed to in writing by the Bank and the Executive.

5.	Successor to the Bank.

A. The Bank will require any successor or assign (whether direct or indirect by purchase or otherwise) to all or substantially all of the business and/or assets of the Bank, by written agreement with the Executive, to assume and agree to perform this Agreement in full. As used in this Agreement, “Bank” shall mean the Bank as herein before defined and any successor or assign to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this section 5 or which otherwise becomes bound by all the terms and provisions of this Agreement by operations of law. Notwithstanding the assumption of this Agreement by a successor or assign of the Bank, if a Change in Control (as defined in section 2.A above) has occurred, the Executive shall have and be entitled from such successor to all rights under section 1 of this Agreement.

B. If the Executive should die while any amounts are still payable or benefits are still transferable to Executive hereunder, all such amounts shall be paid or benefits transferred in accordance with the terms of this Agreement to the Executive’s designated beneficiary(ies) or, if there are no such designated beneficiary(ies), to the Executive’s estate. This Agreement shall, therefore, inure to the benefit of and be enforceable by the Executive’s designated beneficiaries, personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

6.	Confidentiality and Non-Solicitation.

The Executive shall retain in confidence any and all confidential information and/or trade secrets known to the Executive concerning the Company and the Bank and its business so long as such information is not otherwise generally known to the public through no fault or breach of this Agreement by Executive. The Executive agrees that, for a period of one (1) year following any Change in Control, the Executive shall not (i) solicit the banking business of any customer with whom the Bank, the Company or a subsidiary bank is doing or has done business during the one (1) year period preceding any such Change in Control, (ii) encourage any such customers to stop using the facilities or services of the Bank, or (iii) encourage any such customers to use the facilities or services of any competitor of the Bank. The Executive further agrees, during the term of the Executive’s employment with the Bank and for a one (1) year period following the termination of the Executive’s employment with the Bank for any reason, including a Change in Control or nonrenewal of this Agreement at the end of the Term, not to solicit the services of any officer, employee or independent contractor of the Bank or the Company.

7.	Release.

As a condition to the Executive’s receiving any payments pursuant to section 1 of this Agreement, Executive must sign and deliver a general release to the Company and the Bank, not later than forty-five (45) days following the date of termination of employment, in form and substance acceptable to the Company and the Bank, releasing the Company, the Bank, their respective employees, officers, directors, stockholders and agents, and each person who controls any of them within the meaning of Section 15 of the Securities Act of 1933, as amended, from any and all claims of any kind or nature, whether known or unknown (other than claims with respect to payments pursuant to section 1 of this Agreement, payments of vested benefits or accrued obligations under any employee benefit plan of the Bank, or valid claims for indemnification), from the beginning of time to the date of termination.

8.	Legal Fees and Expenses.

In the event of any judicial or non-judicial proceeding (including arbitration) of any dispute between the Bank and the Executive concerning the validity, enforceability, interpretation or enforcement of this Agreement, the party that does not prevail in such dispute shall pay to the prevailing party all legal fees and expenses which the prevailing party may incur as a result of such proceeding.

9.	Limitation on Payments.

This Agreement is made expressly subject to the provision of law codified at 12 U.S.C. 1828 (k) and 12 C.F.R. Part 359 which regulate and prohibit certain forms of benefits to Executive. Executive acknowledges that he understands these sections of law and that the Bank’s obligations to make payments hereunder are expressly relieved if such payments violate these sections of law or any successors thereto.

In the event that the Company or the Bank enters into or has entered into a Securities Purchase Agreement or other similar agreement with the United States Department of Treasury as part of the Capital Purchase Program under the Emergency Economic Stabilization Act of 2008 (“EESA”), the restrictions set forth in this paragraph shall apply to any payments under this Agreement. Solely to the extent, and for the period, required by the provisions of Section 111 of EESA applicable to participants in the Capital Purchase Program under EESA and the regulation issued by the Department of the Treasury as published in the Federal Register on October 20, 2008, if the Executive is a “Senior Executive Officer” within the meaning of Section 111 of EESA and the regulation issued by the Department of the Treasury as published in the Federal Register on October 20, 2008, then: (a) the Executive shall be ineligible to receive compensation hereunder to the extent that the Compensation Committee of the Board of Directors of the Company or the Bank determines this Agreement includes incentives for the Executive to take unnecessary and excessive risks that threaten the value of the Company or the Bank; (b) the Executive shall be required to forfeit any bonus or incentive compensation paid to the Executive hereunder during the period that the Department of the Treasury holds a debt or equity position in the Company or the Bank based on statements of earnings, gains, or other criteria that are later proven to be materially inaccurate; and (c) the Company and the Bank shall be prohibited from making to the Executive, and the Executive shall be ineligible to receive hereunder, any “golden parachute payment” in connection with the Executive’s “applicable severance from employment,” in each case, within the meaning of Section 111 of EESA and the regulation issued by the Department of the Treasury as published in the Federal Register on October 20, 2008.

Notwithstanding any other provisions of this Agreement, if the Company’s principal tax advisor determines that the total amounts payable pursuant to this Agreement, together with other payments to which Executive is entitled, would constitute an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code), as amended, then the total payment under section 1.A above (and proportionally each monthly installment thereof) shall be reduced to the largest amount which may be paid without any portion of such amount being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.

10.	Regulatory Provisions

(a) Suspension and Removal Orders. If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(3) and (g)(1)), the Bank’s obligations under this Agreement shall be suspended as of the date of any such service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank shall (to the fullest extent permitted by law): (i) pay the Executive any compensation withheld while its obligations under this Agreement were suspended, as though the Executive was never suspended; and (ii) reinstate (in whole or in part) any of its obligations under this Agreement which were suspended. If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(3) or (g)(1)), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but any vested rights of the Executive shall not be affected.

(b) Termination by Default. If the Bank is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but any vested rights of the Executive shall not be affected.

11.	Notice.

For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid as follows:

If the Bank:	Citizens Business Bank 701 N. Haven Avenue, Suite 350 Ontario, California 91764 Attention: Christopher D. Myers, President and CEO

If to the Executive: At the address below his signature or such other address as either party may have been furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

12. Arbitration. The Executive and the Bank hereby agree that, to the fullest extent permitted by law, the Executive and the Bank shall submit all disputes arising under this Agreement to final and binding arbitration in Ontario, California before an arbitrator associated with the American Arbitration Association, JAMS or other mutually agreeable alternative dispute resolution service. If there is a dispute as to whether an issue or claim is arbitrable, the arbitrator will have the authority to resolve any such dispute, including claims as to fraud in the inducement or execution, or claims as to validity, construction, interpretation or enforceability.

13.	Validity.

The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14.	Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

15.	Miscellaneous.

No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Bank. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior to subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. Any and all prior discussions, negotiations, agreements and/or severance agreements on the subject matter hereof (i.e., severance pay upon separation from service following a Change in Control), including, but not limited to, the Severance Compensation Agreement between the Bank and the Executive dated December 31, 2011, are merged and integrated into and are superseded by this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to its conflicts of laws principles.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above,

Address: 701 N. Haven Avenue

City and State: Ontario, California 91764